CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 29, 2021, relating to the financial statements and financial highlights of Zeo Short Duration Income Fund and Zeo Sustainable Credit Fund, each a series of Northern Lights Fund Trust, for the year or period ended April 30, 2021, and to the references to our firm under the headings “Other Service Providers” and “Questions and Answers”.

/s/Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
June 24, 2022